As filed with the Securities and Exchange Commission on May 15, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. 2014 STOCK INCENTIVE PLAN

(Full titles of the Plans)

Rick L Wittenbraker

Waste Management, Inc.

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	24,942,050	$43.96	$1,046,248,000	$134,756.74

(1)	As described in the Explanatory Note in this Registration Statement, the number of shares of common stock, par value $0.01 per share, of Waste Management, Inc. (the “Common Stock”) registered hereby consists of (a) 23,800,000 shares being registered for the first time pursuant to approval of the 2014 Stock Incentive Plan, plus (b) 1,142,050 shares that were previously registered under the Waste Management, Inc. 2009 Stock Incentive Plan on a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 26, 2009 (File No. 333-159476) (the “Prior Registration Statement”), and are not subject to outstanding awards. A post-effective amendment to the Prior Registration Statement to deregister such shares is being filed. contemporaneously with the filing of this Registration Statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock to be offered or sold as a result of the anti-dilution provisions of the 2014 Stock Incentive Plan.
(2)	The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to
Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 12, 2014. Registration fees are being paid solely with respect to the 23,800,000 shares being newly registered hereby, as the registration fee for shares being carried over from the Prior Registration Statement were previously paid.

EXPLANATORY NOTE

On May 13, 2014, the stockholders of Waste Management, Inc. (the “Registrant”) approved the 2014 Stock Incentive Plan (the “2014 Plan”) which, among other things, authorized 23,800,000 shares for issuance pursuant to the 2014 Plan (the “New Shares”), plus any shares then available for issuance under the 2009 Stock Incentive Plan (the “Prior Plan”) and any shares subject to outstanding awards under the Prior Plan that are subsequently canceled, forfeited, or terminate, expire or lapse for any reason or otherwise subsequently become available under the Prior Plan. As of the May 13, 2014, which is the effective date of the 2014 Plan, the Company’s authority to grant new awards under the Prior Plan terminated, and 1,142,050 shares previously registered for issuance and not subject to outstanding awards remained (the “Carryover Shares”). This registrant statement is being filed to register the New Shares and the Carryover Shares for issuance pursuant to the 2014 Plan.

Part I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed February 18, 2014.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed April 24, 2014.

(c)	The description of the Registrant’s Common Stock on Form 8-B filed with the Commission on July 13, 1995; and

(d)	Current Reports on Form 8-K filed with the Commission on March 12, 2014 and May 15, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Commission rules.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Courtney Tippy will issue an opinion regarding the validity of the Registrant’s Common Stock offered hereby. Ms. Tippy is the Registrant’s Senior Legal Counsel – Corporate & Securities. Ms. Tippy currently owns less than .01% of the Registrant’s outstanding Common Stock and is eligible to participate in the 2014 Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s Certificate of Incorporation and By-laws require that it provide indemnification to the maximum extent permitted from time to time under DCGL, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the Registrant is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification is not exclusive of other indemnification rights arising under any By-laws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Additionally, the Registrant has entered into separate indemnification agreements with each of the members of its Board of Directors, its Chief Executive Officer and each of its executive vice presidents, and the employment agreements between the Registrant and its Chief Executive Officer and other executive and senior vice presidents contain a direct contractual obligation of the Registrant to provide indemnification to the executive. These agreements provide directors and officers with the same indemnification by the Registrant as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the By-laws of the Registrant.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for any breach of fiduciary duty, except as limited under DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which the Registrant may not indemnify them.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	—	Third Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	—	Amended and Restated By-laws of Waste Management, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 12, 2012).

4.3	—	Waste Management, Inc. 2014 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed May 15, 2014).

5.1 23.1	— —	Opinion of Courtney Tippy. Consent of Ernst & Young LLP.

23.2 24.1	— —	Consent of Courtney Tippy (included in Exhibit 5.1). Power of Attorney.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 15th day of May, 2014.

WASTE MANAGEMENT, INC.

By:	/s/ David P. Steiner
David P. Steiner
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 15th day of May 2014.

Signature	Title

/s/ David P. Steiner	President, Chief Executive Officer and Director
David P. Steiner	(Principal Executive Officer)

/s/ James C. Fish, Jr.	Executive Vice President and Chief Financial
James C. Fish, Jr.	Officer (Principal Financial Officer)

/s/ Don P. Carpenter	Vice President and Chief Accounting Officer
Don P. Carpenter	(Principal Accounting Officer)

/s/ Bradbury H. Anderson	Director
Bradbury H. Anderson

/s/ Frank M. Clark, Jr.	Director
Frank M. Clark, Jr.

/s/ Patrick W. Gross	Director
Patrick W. Gross

/s/ Victoria M. Holt	Director
Victoria M. Holt

/s/ John C. Pope	Director
John C. Pope

/s/ W. Robert Reum	Chairman of the Board and Director
W. Robert Reum

/s/ Thomas H. Weidemeyer	Director
Thomas H. Weidemeyer

INDEX TO EXHIBITS

4.1	—	Third Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	—	Amended and Restated By-laws of Waste Management, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 12, 2012).

4.3	—	Waste Management, Inc. 2014 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed May 15, 2014).

5.1 23.1	— —	Opinion of Courtney Tippy. Consent of Ernst & Young LLP.

23.2 24.1	— —	Consent of Courtney Tippy (included in Exhibit 5.1). Power of Attorney.